Exhibit 99.1

Investor Relations inquiries:	News Media inquiries:
Lee Fishman	Keoni Wagner
Matson, Inc.	Matson, Inc.
510.628.4227	510.628.4534
lfishman@matson.com	kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON, INC. ANNOUNCES THIRD QUARTER EPS OF $0.79,  RAISES 2017 OUTLOOK

•	EPS of $0.79 versus $0.59 in 3Q16
•	Net Income of $34.1 million versus $25.3 million in 3Q16
•	EBITDA of $96.2 million versus $81.3 million in 3Q16
•	Raises Full Year 2017 Outlook

HONOLULU, Hawaii (November 2, 2017) – Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, today reported net income of $34.1 million, or $0.79 per diluted share for the quarter ended September 30, 2017.  Net income for the quarter ended September 30, 2016 was $25.3 million, or $0.59 per diluted share.  Consolidated revenue for the third quarter 2017 was $543.9 million compared with $500.4 million reported for the third quarter 2016.

For the nine months ended September 30, 2017, Matson reported net income of $65.1 million, or $1.50 per diluted share compared with $61.4 million, or $1.41 per diluted share in 2016.  Consolidated revenue for the nine month period ended September 30, 2017 was $1,530.8 million, compared with $1,422.3 million in 2016.

Matt Cox, Matson’s Chairman and Chief Executive Officer, commented, “Matson achieved better-than-expected third quarter results due to stronger demand for our expedited China service, stronger southbound volume in Alaska, the timing of fuel surcharge collections, and higher lift volumes at SSAT.  These positive contributors were somewhat moderated by lower volume in Hawaii and continued competitive pressure in Guam.”

Mr. Cox added, “Stronger performance year-to-date in China, Alaska, and SSAT have more than offset the negative trends this year in Guam and more recently with lower construction-related cargo in Hawaii.  Overall, we expect our businesses to continue to perform well during the fourth quarter, and due to our stronger-than-expected third quarter results we are raising our outlook for full year EBITDA to modestly exceed last year’s EBITDA.”

Third Quarter 2017 Discussion and Outlook for 2017

Ocean Transportation: The Hawaii economy experienced modest growth in the third quarter 2017; however, the Company’s container volume was 6.4 percent lower year-over-year due primarily to lower construction-related volumes as the construction cycle in Oahu transitions from high-rise projects to the master planned community projects in West Oahu.  The Company expects its full year 2017 Hawaii container volume to be lower than the level achieved in 2016, which benefitted from a 53rd week.

In China, the Company’s container volume in the third quarter 2017 was 11.7 percent higher year-over-year due to stronger demand for Matson’s expedited service and an additional sailing.  The Company continued to realize a sizeable rate premium in the third quarter 2017 and achieved average freight rates moderately higher than the third quarter 2016.    For the remainder of 2017, the Company expects continued strong demand for our highly differentiated expedited service amid a chronically over-supplied international container shipping market.

In Guam, as expected, the Company’s container volume in the third quarter 2017 was lower on a year-over-year basis, the result of competitive losses to a U.S. flagged containership service that increased its service frequency to weekly in December 2016.  For the balance of 2017, the Company expects a continued heightened competitive environment and lower volume.

In Alaska, the Company’s container volume for the third quarter 2017 was 8.2 percent higher year-over-year, primarily the result of a better-than-expected seafood harvest that positively impacted southbound volumes and an additional northbound sailing.  For the full year, the Company expects volume to approximate the level last year (versus the prior view of modestly lower) as a result of stronger southbound volume from a better-than-expected seafood harvest, offset by weaker northbound volume attributable to the ongoing contraction of Alaska’s energy-based economy.

As a result, the Company expects full year 2017 Ocean Transportation operating income to be lower than the $142.7 million achieved in 2016.

Logistics: In the third quarter 2017, operating income for the Company’s Logistics segment included a full quarter of freight forwarding operating results from its acquired Span Alaska business versus approximately two months in the year ago period.  For the full year 2017, the Company continues to expect Logistics operating income to be approximately $20 million, up significantly from the 2016 level of $11.9 million, primarily due to the inclusion of Span Alaska’s freight forwarding business for a full year.

Depreciation and Amortization: For the full year 2017, the Company expects depreciation and amortization expense to be approximately $145 million, inclusive of dry-docking amortization of approximately $46 million, primarily due to the higher levels of maintenance capital and vessel dry-docking expenditures in 2017.

EBITDA: The Company expects full year 2017 EBITDA to be modestly higher than the $290.0 million achieved in 2016.

Interest Expense: The Company expects interest expense for the full year 2017 to be approximately $24 million.

Income Tax Expense: In the third quarter 2017, the Company’s effective tax rate was 38.7 percent.  For the full year 2017, the Company expects its effective tax rate to be approximately 39 percent.

Capital and Vessel Dry-docking Expenditures: In the third quarter 2017, the Company made maintenance capital expenditure payments of $6.2 million, vessel construction expenditures of $126.0 million, and dry-docking payments of $12.1 million.  For the full year 2017, the Company expects to make maintenance capital expenditure payments of approximately $50 million, vessel construction expenditures of approximately $250 million, and dry-docking payments of approximately $50 million.

Results By Segment

Ocean Transportation — Three months ended September 30, 2017 compared with 2016

	Three Months Ended September 30,
(Dollars in millions)	2017	2016	Change
Ocean Transportation revenue	$419.2	$398.0	$21.2	5.3%
Operating costs and expenses	(364.6)	(354.8)	(9.8)	2.8%
Operating income	$54.6	$43.2	$11.4	26.4%
Operating income margin	13.0%	10.9%

Volume (Forty-foot equivalent units (FEU), except for automobiles) (1)
Hawaii containers	37,900	40,500	(2,600)	(6.4)%
Hawaii automobiles	17,400	17,700	(300)	(1.7)%
Alaska containers	19,800	18,300	1,500	8.2%
China containers	18,200	16,300	1,900	11.7%
Guam containers	4,800	6,200	(1,400)	(22.6)%
Other containers (2)	3,300	2,700	600	22.2%

(1)

Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.

(2)	Includes containers from services in various islands in Micronesia and the South Pacific, and in Okinawa, Japan.

Ocean Transportation revenue increased $21.2 million, or 5.3 percent, during the three months ended September 30, 2017, compared with the three months ended September 30, 2016.  This increase was primarily due to higher fuel surcharge revenue, higher average freight rates in China, Hawaii, and Alaska, and higher container volume in Alaska and China, partially offset by lower container volume in Hawaii and Guam.

On a year-over-year FEU basis, Hawaii container volume decreased by 6.4 percent primarily due to lower construction-related volume; Alaska volume increased by 8.2 percent primarily attributable to a stronger seafood season and an additional northbound sailing during the third quarter; China volume was 11.7 percent higher due to stronger demand for the Company’s expedited service and an additional sailing during the third quarter; and Guam volume was 22.6 percent lower due to competitive losses.

Ocean Transportation operating income increased $11.4 million, or 26.4 percent, during the three months ended September 30, 2017, compared with the three months ended September 30, 2016.  The increase was primarily due to higher average freight rates and container volume in China, favorable timing of fuel surcharge collections, higher Alaska container volumes, higher freight rates in Hawaii, and a higher contribution from SSAT.  Partially offsetting these favorable year-over-year comparisons were higher terminal handling expenses and lower container volume in Hawaii and Guam.

The Company’s SSAT terminal joint venture investment contributed $7.5 million during the three months ended September 30, 2017, compared to a $3.6 million contribution during the three months ended September 30, 2016.  The increase was primarily attributable to improved lift volume.

Ocean Transportation — Nine months ended September 30, 2017 compared with 2016

	Nine Months Ended September 30,
(Dollars in millions)	2017	2016	Change
Ocean Transportation revenue	$1,181.9	$1,135.0	$46.9	4.1%
Operating costs and expenses	(1,073.8)	(1,024.9)	(48.9)	4.8%
Operating income	$108.1	$110.1	$(2.0)	(1.8)%
Operating income margin	9.1%	9.7%

Volume (Forty-foot equivalent units (FEU), except for automobiles) (1)
Hawaii containers	112,900	118,700	(5,800)	(4.9)%
Hawaii automobiles	47,700	56,200	(8,500)	(15.1)%
Alaska containers	53,100	52,500	600	1.1%
China containers	50,400	43,400	7,000	16.1%
Guam containers	15,600	18,300	(2,700)	(14.8)%
Other containers (2)	7,900	6,900	1,000	14.5%

(1)

Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.

(2)	Includes containers from services in various islands in Micronesia and the South Pacific, and in Okinawa, Japan.

Ocean Transportation revenue increased $46.9 million, or 4.1 percent, during the nine months ended September 30, 2017, compared with the nine months ended September 30, 2016.  This increase was primarily due to higher fuel surcharge revenue, and higher average freight rates and container volumes in China, partially offset by lower volume in Hawaii and Guam.

On a year-over-year FEU basis, Hawaii container volume decreased by 4.9 percent primarily due to the absence of competitive volume gains in the prior year and lower construction-related volumes; Alaska volume increased by 1.1 percent primarily due to higher southbound volume attributable to the stronger seafood season; China volume was 16.1 percent higher due to stronger demand for the Company’s expedited service and additional sailings during the nine-month period; and Guam volume was 14.8 percent lower due to competitive losses.

Ocean Transportation operating income decreased $2.0 million, or 1.8 percent, during the nine months ended September 30, 2017, compared with the nine months ended September 30, 2016.  The decrease was primarily due to lower container volume in Hawaii and Guam and higher terminal handling expenses, partially offset by higher average freight rates and volume in China, favorable timing of fuel surcharge collections, and higher contributions from SSAT.

The Company’s SSAT terminal joint venture investment contributed $19.3 million during the nine months ended September 30, 2017, compared to a $9.2 million contribution in the nine months ended September 30, 2016.  The increase was primarily attributable to improved lift volume.

Logistics — Three months ended September 30, 2017 compared with 2016

	Three Months Ended September 30,
(Dollars in millions)	2017	2016	Change
Logistics revenue (1)	$124.7	$102.4	$22.3	21.8%
Operating costs and expenses (1)	(117.5)	(98.9)	(18.6)	18.8%
Operating income (1)	$7.2	$3.5	$3.7	105.7%
Operating income margin (1)	5.8%	3.4%

(1)	Logistics operating results include Span Alaska operating results from the date of acquisition on August 4, 2016.

Logistics revenue increased $22.3 million, or 21.8 percent, during the three months ended September 30, 2017, compared with the three months ended September 30, 2016.  This increase was primarily due to the inclusion of freight forwarding revenue from the acquired Span Alaska business and higher intermodal volume.

Logistics operating income increased $3.7 million during the three months ended September 30, 2017, compared with the three months ended September 30, 2016.  The increase was primarily due to the inclusion of freight forwarding operating results attributable to the acquired Span Alaska business.

Logistics — Nine months ended September 30, 2017 compared with 2016

	Nine Months Ended September 30,
(Dollars in millions)	2017	2016	Change
Logistics revenue (1)	$348.9	$287.3	$61.6	21.4%
Operating costs and expenses (1)	(332.9)	(280.0)	(52.9)	18.9%
Operating income (1)	$16.0	$7.3	$8.7	119.2%
Operating income margin (1)	4.6%	2.5%

(1)	Logistics operating results include Span Alaska operating results from the date of acquisition on August 4, 2016.

Logistics revenue increased $61.6 million, or 21.4 percent, during the nine months ended September 30, 2017, compared to the nine months ended September 30, 2016.  This increase was primarily due to the inclusion of freight forwarding revenue from the acquired Span Alaska business and higher intermodal volume.

Logistics operating income increased $8.7 million during the nine months ended September 30, 2017, compared to the nine months ended September 30, 2016.  The increase was primarily due to the inclusion of freight forwarding operating results attributable to the acquired Span Alaska business and higher intermodal volume, partially offset by lower intermodal yield.

Liquidity, Cash Flows and Capital Allocation

Matson’s Cash and Cash Equivalents increased by $10.8 million to $24.7 million during the nine months ended September 30, 2017.  Matson generated net cash from operating activities of $147.0 million during the nine months ended September 30, 2017, compared to $87.5 million in the nine months ended September 30, 2016.  Capital expenditures, including vessel construction expenditures, totaled $215.5 million for the nine months ended September 30, 2017, compared with $106.5 million in the nine months ended September 30, 2016.  Total debt increased by $100.4 million during the first nine months to $839.3 million as of September 30, 2017, of which $810.1 million was long-term debt.

For the twelve months ended September 30, 2017, Matson’s Net Income and EBITDA were $85.1 million and $307.0 million, respectively.  The ratio of Matson’s Net Debt to last twelve months EBITDA was 2.7 as of September 30, 2017.

As previously announced, Matson’s Board of Directors declared a cash dividend of $0.20 per share payable on December 7, 2017 to all shareholders of record as of the close of business on November 9, 2017.

Teleconference and Webcast

A conference call is scheduled for 4:30 p.m. EDT when Matt Cox, Chairman and Chief Executive Officer, and Joel Wine, Senior Vice President and Chief Financial Officer, will discuss Matson’s third quarter 2017 results.

Date of Conference Call:Thursday, November 2, 2017

Scheduled Time:4:30 p.m. EDT / 1:30 p.m. PDT / 10:30 a.m. HST

Participant Toll Free Dial-In #:1-877-312-5524

International Dial-In #:1-253-237-1144

The conference call will be broadcast live along with a slide presentation on the Company's website at www.matson.com, under Investors.  A replay of the conference call will be available approximately two hours after the call through November 10, 2017 by dialing 1-855-859-2056 or 1-404-537-3406 and using the conference number 86134886. The slides and audio webcast of the conference call will be archived for one full quarter on the Company's website at www.matson.com, under Investors.

About the Company

Founded in 1882, Matson (NYSE: MATX) is a leading U.S. carrier in the Pacific.  Matson provides a vital lifeline to the economies of Hawaii, Alaska, Guam, Micronesia and select South Pacific islands, and operates a premium, expedited service from China to Southern California.  The Company's fleet of 22 owned vessels and five chartered vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges.  Matson Logistics, established in 1987, extends the geographic reach of Matson's transportation network throughout the continental U.S. Its integrated, asset-light logistics services include rail intermodal, highway brokerage, warehousing, and less-than-container load freight consolidation and forwarding to Alaska.  Additional information about the Company is available at www.matson.com.

GAAP to Non-GAAP Reconciliation

This press release, the Form 8-K and the information to be discussed in the conference call include non-GAAP measures.  While Matson reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company also considers other non-GAAP measures to evaluate performance, make day-to-day operating decisions, help investors understand our ability to incur and service debt and to make capital expenditures, and to understand period-over-period operating results separate and apart from items that may, or could, have a disproportional positive or negative impact on results in any particular period.  These non-GAAP measures include, but are not limited to, Earnings Before Interest, Depreciation and Amortization (“EBITDA”) and Net Debt/EBITDA.

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation those statements regarding earnings, operating income, profitability and cash flow expectations, fleet renewal progress, fleet deployments, economic effects of competitors’ services, expenses, rate premiums and market conditions in the China service, trends in volumes, economic growth and construction activity in Hawaii, economic conditions in Alaska, vessel deployments and operating efficiencies, and effective tax rates.  These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to regional, national and international economic conditions; new or increased competition or improvements in competitors’ service levels; fuel prices and our ability to collect fuel surcharges; our relationship with vendors, customers and partners and changes in related agreements; the actions of our competitors; our ability to offer a differentiated service in China for which customers are willing to pay a significant premium; the imposition of tariffs or a change in international trade policies; the ability of the shipyards to construct and deliver the Aloha Class and Kanaloa Class vessels on the contemplated timeframes; any unanticipated dry-dock expenses; consummating and integrating acquisitions; changes in general economic and/or industry-specific conditions; competition and growth rates within the logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; changes in relationships with existing truck, rail, ocean and air carriers; changes in customer base due to possible consolidation among customers; conditions in the financial markets; changes in our credit profile and our future financial performance; our ability to obtain future debt financings; continuation of the Title XI and CCF programs; the impact of future and pending legislation, including environmental legislation; government regulations and investigations; repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; relations with our unions; satisfactory negotiation and renewal of expired collective bargaining agreements without significant disruption to Matson’s operations; and the occurrence of marine accidents, poor weather or natural disasters.  These forward-looking statements are not guarantees of future performance.  This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release.  We do not undertake any obligation to update our forward-looking statements.

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per-share amounts)	2017	2016	2017	2016
Operating Revenue:
Ocean Transportation	$419.2	$398.0	$1,181.9	$1,135.0
Logistics	124.7	102.4	348.9	287.3
Total Operating Revenue	543.9	500.4	1,530.8	1,422.3

Costs and Expenses:
Operating costs	(436.1)	(410.9)	(1,271.2)	(1,177.2)
Equity in income of related party Terminal Joint Venture	7.5	3.6	19.3	9.2
Selling, general and administrative	(53.5)	(46.4)	(154.8)	(136.9)
Total Costs and Expenses	(482.1)	(453.7)	(1,406.7)	(1,304.9)

Operating Income	61.8	46.7	124.1	117.4
Interest expense	(6.2)	(6.0)	(18.8)	(17.4)
Income before Income Taxes	55.6	40.7	105.3	100.0
Income tax expense	(21.5)	(15.4)	(40.2)	(38.6)
Net Income	$34.1	$25.3	$65.1	$61.4

Basic Earnings Per-Share:	$0.79	$0.59	$1.51	$1.42
Diluted Earnings Per-Share:	$0.79	$0.59	$1.50	$1.41

Weighted Average Number of Shares Outstanding:
Basic	42.9	42.8	43.0	43.1
Diluted	43.2	43.2	43.3	43.5

Cash Dividends Per-Share	$0.20	$0.19	$0.58	$0.55

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
(In millions)	2017	2016
ASSETS
Current Assets:
Cash and cash equivalents	$24.7	$13.9
Other current assets	278.3	260.3
Total current assets	303.0	274.2
Long-term Assets:
Investment in related party Terminal Joint Venture	87.8	82.4
Property and equipment, net	1,099.2	949.2
Goodwill	323.7	323.7
Intangible assets, net	228.0	236.6
Capital Construction Fund - cash on deposit	—	31.2
Other long-term assets	125.3	118.2
Total long-term assets	1,864.0	1,741.3
Total assets	$2,167.0	$2,015.5

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of debt	$29.2	$31.8
Other current liabilities	255.3	245.8
Total current liabilities	284.5	277.6
Long-term Liabilities:
Long-term debt	810.1	707.1
Deferred income taxes	386.2	363.8
Other long-term liabilities	167.6	172.1
Total long-term liabilities	1,363.9	1,243.0

Total shareholders’ equity	518.6	494.9
Total liabilities and shareholders’ equity	$2,167.0	$2,015.5

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
(In millions)	2017	2016
Cash Flows From Operating Activities:
Net income	$65.1	$61.4
Reconciling adjustments:
Depreciation and amortization	74.3	71.8
Deferred income taxes	22.3	24.7
Share-based compensation expense	7.8	9.2
Equity in income of related party Terminal Joint Venture	(19.3)	(9.2)
Cash distribution received from Terminal Joint Venture	14.0	—
Other	2.1	2.1
Changes in assets and liabilities:
Accounts receivable, net	(24.3)	(4.8)
Deferred dry-docking payments	(45.1)	(43.7)
Deferred dry-docking amortization	35.7	27.8
Prepaid expenses and other assets	4.3	(27.1)
Accounts payable, accruals and other liabilities	14.5	(27.2)
Other long-term liabilities	(4.4)	2.5
Net cash provided by operating activities	147.0	87.5

Cash Flows From Investing Activities:
Vessel construction expenditures	(172.2)	(39.2)
Other capital expenditures	(43.3)	(67.3)
Proceeds from (payments for) disposal of property and equipment	(0.3)	2.2
Cash deposits into Capital Construction Fund	(64.6)	(123.4)
Cash withdrawals from Capital Construction Fund	95.8	12.5
Payments for membership interests in Span Alaska, net of cash acquired	—	(112.8)
Net cash used in investing activities	(184.6)	(328.0)

Cash Flows From Financing Activities:
Proceeds from issuance of debt	—	200.0
Repayments of debt and capital leases	(19.5)	(13.7)
Proceeds from revolving credit facility	341.0	1,275.0
Repayments of revolving credit facility	(221.0)	(1,080.0)
Payment of financing costs	(1.7)	—
Proceeds from issuance of capital stock	0.4	0.6
Dividends paid	(25.2)	(24.0)
Repurchase of Matson common stock	(18.4)	(37.8)
Payments of Span Alaska debt	—	(81.9)
Tax withholding related to net share settlements of restricted stock units	(7.2)	(6.8)
Net cash used in financing activities	48.4	231.4

Net Increase (Decrease) in Cash and Cash Equivalents	10.8	(9.1)
Cash and Cash Equivalents, Beginning of the Period	13.9	25.5
Cash and Cash Equivalents, End of the Period	$24.7	$16.4

Supplemental Cash Flow Information:
Interest paid, net of capitalized interest	$20.5	$15.7
Income tax paid (refund)	$(0.1)	$16.2

Non-cash Information:
Capital expenditures included in accounts payable, accruals and other liabilities	$1.5	$12.6

MATSON, INC. AND SUBSIDIARIES

Net Debt to EBITDA and EBITDA Reconciliations

(Unaudited)

NET DEBT RECONCILIATION

September 30,
(In millions)	2017
Total Debt:	$839.3
Less: Cash and cash equivalents	(24.7)
Net Debt	$814.6

EBITDA RECONCILIATION

	Three Months Ended
	September 30,			Last Twelve
(In millions)	2017	2016	Change	Months
Net Income	$34.1	$25.3	$8.8	$85.1
Add: Income tax expense	21.5	15.4	6.1	50.7
Add: Interest expense	6.2	6.0	0.2	25.5
Add: Depreciation and amortization	24.3	24.0	0.3	98.9
Add: Dry-dock amortization	10.1	10.6	(0.5)	46.8
EBITDA (1)	$96.2	$81.3	$14.9	$307.0

	Nine Months Ended
	September 30,
(In millions)	2017	2016	Change
Net Income	$65.1	$61.4	$3.7
Add: Income tax expense	40.2	38.6	1.6
Add: Interest expense	18.8	17.4	1.4
Add: Depreciation and amortization	73.7	71.3	2.4
Add: Dry-dock amortization	35.7	27.8	7.9
EBITDA (1)	$233.5	$216.5	$17.0

(1)

EBITDA is defined as the sum of net income, less income or loss from discontinued operations, plus income tax expense, interest expense and depreciation and amortization (including deferred dry-docking amortization).  EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP), as an indicator of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity.  Our calculation of EBITDA may not be comparable to EBITDA as calculated by other companies, nor is this calculation identical to the EBITDA used by our lenders to determine financial covenant compliance.